Exhibit 99.1b

FUNCTION X CHANGES NAME TO VIGGLE INC. TO RECOGNIZE GROWING SUCCESS OF ITS TV LOYALTY APPLICATION

New York, NY: June 7, 2012 – Function(x) Inc. (Symbol: FNCX), founded by media and entertainment entrepreneur Robert F.X. Sillerman, announced today that it has renamed the company Viggle Inc.  The Company also announced a reverse stock split.

Viggle has enjoyed great success since its launch on iOS devices in January. In anticipation of new features and expanded device compatibility, the Company is making the name change to make it simpler and more direct for Viggle members and others to more easily identify the primary business of the Company with its publicly traded shares.

The Company will trade under ticker symbol FNCXD.  Subject to FINRA approval, the Company anticipates that it will change its stock symbol later this year, and will publicly report such change when it becomes effective.

The Company also announced today a reverse 1 for 2 stock split, effective June7, 2012.

About Viggle, Inc.

Viggle Inc.  (formerly known as Function(x) Inc.) was founded by media entrepreneur Robert F.X. Sillerman who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created the Company in June 2010 to develop businesses, products and services that encourage consumers to engage in different ways with entertainment such as TV, movies, games and music. The Company launched Viggle, a loyalty program for television in January 2012.  For more information, follow us on Twitter @Vigglenews.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of June 7, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.